Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements of Heartland Financial USA, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Des Moines, Iowa August 8, 2022 KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.